Filed Pursuant to Rule 424(b)(3)
Registration No. 333-140208
PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus Dated January 25, 2007)

$160,000,000

1.50% Senior Convertible Debentures due 2025

This prospectus supplement No. 2 supplements and amends the prospectus dated January 25, 2007, as supplemented, relating to $160.0 million aggregate principal amount of our 1.50% Senior Convertible Debentures due 2025 and shares of our Class A common stock into which the Debentures are convertible. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to such prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in such prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus.

The table beginning on page 27 of the prospectus sets forth information with respect to the selling securityholders and the respective amounts of Debentures and Class A common stock into which the Debentures are convertible that are beneficially owned by each selling securityholder which may be offered pursuant to the prospectus. The table is hereby supplemented and amended by adding the information below with respect to selling securityholders not previously listed in the prospectus, and by superceding the information with respect to certain securityholders listed in the prospectus. We have prepared the table below based on information given to us by the selling securityholders named below.

	Principal Amount
	of Debentures	Percentage of	Number of Shares	Percentage of
	Beneficially Owned	Debentures	of Class A Common	Class A Common
Name of Selling Securityholder	That May Be Sold	Outstanding	That May be Sold	Outstanding

Goldman, Sachs & Co.(28)	$25,000	*	2,427	*
Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio(18)	$950,000	*	92,215	*

(28)	Goldman, Sachs & Co., a registered broker-dealer, is a limited partnership, the general partner of which is The Goldman Sachs Group, Inc. The Goldman Sachs Group, Inc. is a publicly held entity.

Investing in the Debentures or Class A common stock involves risks. See “Risk Factors” beginning on page 10 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 11, 2007.